                                                                    Exhibit 21.1

                 Subsidiaries of Paradigm Bancorporation, Inc.


Name of Subsidiary                           Jurisdiction of Incorporation
------------------                           -----------------------------

Paradigm Delaware Bancorporation, Inc.                 Delaware
Dayton State Bank                                      Texas
Woodcreek Bank                                         Texas